May 6, 2025

Exhibit 19(a)(5) – Change in Independent Registered Public Accounting Firm

Effective October 18, 2024, Deloitte & Touche LLP (“Deloitte”) ceased to serve as the independent registered public accounting firm of the Funds, each a series of the Registrant. The Board of Trustees of the Registrant (the “Board”), and the Audit Committee of the Board, approved Cohen & Company, Ltd. (“Cohen & Co”) to serve as the new independent registered public accounting firm of the Funds for the fiscal year ending February 28, 2025.

Deloitte’s report on the financial statements of the Funds for the fiscal years ended February 28, 2023 and February 29, 2024, contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended February 28, 2023 and February 29, 2024 and the subsequent interim period through October 18, 2024 (the “Interim Period”), there have been no disagreements between the Trust and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended February 28, 2023 and February 29, 2024, and during the Interim Period, neither the Registrant nor anyone acting on its behalf consulted with Cohen & Co on behalf of the Funds on items that concerned the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either (i) the subject of a disagreement (as defined in Item 304(a)(1)(iv) under Regulation S-K and related instructions) or (ii) a reportable event (as described in Item 304(a)(1)(v) under Regulation S-K).

The Registrant has requested that Deloitte furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 6, 2025, is attached as Attachment A to this exhibit.

Attachment A	Deloitte & Touche LLP 777 E. Wisconsin Ave., 34th Floor Milwaukee, WI 53202 USA Tel: +1 (414) 271 3000 WWW.deloitte.com

May 6, 2025

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Trust for Professional Managers
File no.	811-10401

Dear Sir or Madam:

We have read Item 1, Item 8 and Exhibit 19(a)(5) of Form N-CSR of Trust for Professional Managers, on behalf of its series, the Bright Rock Mid Cap Growth Fund and the Bright Rock Quality Large Cap Fund, dated May 6, 2025, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ DELOITTE & TOUCHE LLP